Filed Pursuant to Rule 433 Dated March 1, 2023 Registration No. 333-261476
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities
Market Linked Securities – Contingent Fixed Return and Contingent Downside
Principal at Risk Securities Linked to the common stock of Moderna, Inc.  due March 28, 2024
Term Sheet to the Preliminary Pricing Supplement dated March 1, 2023
Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	The common stock of Moderna, Inc. (the “Underlying Stock”) (Bloomberg Ticker: MRNA)
Pricing Date*	March 16, 2023.
Issue Date*	March 21, 2023.
Face Amount (Original Offering Price)	$1,000 per security
Calculation Day*	March 21, 2024, subject to postponement.
Stated Maturity Date*	March 28, 2024, subject to postponement
Maturity Payment Amount (per Security)
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to:
•  if the ending price is greater than or equal to the threshold price:
$1,000 + contingent fixed return
•  if the ending price is less than the threshold price:
$1,000 + ($1,000 × underlying stock return)

Underlying Stock Return	(i) The ending price minus the starting price (ii) divided by the starting price (expressed as a percentage)
Contingent Fixed Return	At least 18% of the face amount. The actual contingent fixed return will be determined on the pricing date.
Starting Price	The stock closing price of the Underlying Stock on the pricing date
Ending Price	The stock closing price of the Underlying Stock on the final calculation day
Threshold Price	60.00% of the starting price
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**
Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).
WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06417YES4 / US06417YES46
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*   Subject to change.
**  In respect of certain securities, we may pay a fee of up to $1.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.
Hypothetical Payout Profile
If the ending price is less than the threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.
Any positive return on the securities will be limited to the contingent fixed return, even if the ending price of the Underlying Stock significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the return represented by the contingent fixed return.
If the securities priced today, the estimated value of the securities would be between $926.04 (92.604%) and $956.04 (95.604%) per $1,000 face amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: http://www.sec.gov/Archives/edgar/data/9631/000114036123009348/brhc10048849_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Contingent Fixed Return And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Your Investment Is Subject To The Credit Risk Of The Bank.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.
•	The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.
•	The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.
•	The Securities Lack Liquidity.
Risks Relating To The Underlying Stock
•	The Securities Will Be Subject To Single Stock Risk.
•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
•
A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•
Hedging Activities By The Bank And/Or the Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

•	Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.
•
The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Underlying Stock Or Held By A Fund.

•	Other Investors In The Securities May Not Have The Same Interests As You.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risks Relating to Canadian and U.S. Federal Income Taxation
•
The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.